First Amendment, dated as of the 7th day of March, 2007, of the Agreement by and between Scantek Medical, Inc. (“Scantek”) and Life Medical Technologies Inc. (“Life Medical”), dated the 22nd day of August, 2006, which Agreement (the “Definitive Agreement”) amended and restated the agreement between Scantek and Life Medical dated as of the 3rd day of December 2004, and to the Distribution Agreement, the form of which is annexed to and made a part of the Definitive Agreement as Exhibit “C” (the “Distribution Agreement”, which Distribution Agreement has not been executed as of the date hereof, and the option of Life Medical to enter into same has not been exercised, as of the date of this Amendment)

It is agreed that:

1. Paragraph “B” of Article “4” of the Distribution Agreement is hereby deleted, and replaced by the following:

“B. The balance of one million one hundred fifty thousand ($1,150,000) dollars shall be payable in seven (7) equal monthly installments of one hundred sixty four thousand two hundred eighty five dollars and seventy one cents ($164,285.71), commencing thirty (30) days after the date of the Exercise Notice; provided, however, that:

(i) the Manufacturer shall receive from the Distributor’s sale of shares at fifty ($0.50) cents per share, which is presently being conducted pursuant to the Form D filed with the SEC on January 24, 2007 (the “First Financing”), twenty five (25%) percent of the funds raised in the First Financing (excluding Life Medical’s sale of shares to LMTI Holdings, LLC for six hundred thousand ($600,000) dollars in December, 2006), with all such payments to be credited towards the one million one hundred fifty thousand ($1,150,000) purchase price for the license due pursuant to this Paragraph “B” of this Article “4” of this Agreement (“Purchase Price”), applied ratably to the remaining monthly installments;

(ii) the Manufacturer shall receive from the Distributor’s next financing to be conducted subsequent to the termination of the First Financing, in which the Distributor is contemplating raising one million five hundred thousand ($1,500,000) dollars (the “Second Financing”), twenty (20%) percent of the funds raised in the Second Financing, with all such payments to be credited towards the Purchase Price, applied ratably to the remaining monthly installments;

(iii) the Manufacturer shall receive thirty (30%) percent of all funds raised from any financings conducted by the Distributor subsequent to the termination of the Second Financing, with all such payments to be credited towards the Purchase Price, applied ratably to the remaining monthly installments; and

(iv) When the Distributor has paid the Manufacturer an aggregate of one million one hundred fifty thousand ($1,150,000) dollars pursuant to Subparagraphs “(i)”, “(ii)” and “(iii)” of this Paragraph “B” of this Article “4” of this Agreement, the Purchase Price shall be deemed to have been paid in full, and no further payments shall be made by the Distributor to the Manufacturer pursuant to Subparagraphs “(i)”, “(ii)” and “(iii)” of this Paragraph “B” of this Article “4” of this Agreement.”

2. The heading of Article “8” of the Distribution Agreement is hereby deleted, and replaced by the following:

“8. Payment for Product; Delivery of Product.”

3. Paragraph “A” of Article “8” of the Distribution Agreement is hereby deleted, and replaced by the following:

A. The Distributor shall pay the aggregate sum of the Wholesale Price (as defined in Paragraph “C” of this Article “8” of this Agreement) with respect to the Product it orders or which is placed in Inventory (as defined in Paragraph “D” of this Article “8” of this Agreement) as follows:

i.  Four ($4.00) dollars per unit ordered at the time of the order, or per unit placed in Inventory at the time the unit is placed in Inventory; and

ii.   the remaining balance of the Wholesale Price per unit ordered shall be paid no later than ninety (90) days after the units of the Product have been shipped either to the Distributor or elsewhere in accordance with the Distributor’s written instructions; provided, however, if the aggregate unpaid balance with respect to units ordered by the Distributor is one million ($1,000,000) dollars or greater, the Distributor must make full payment for all units ordered at the time of the order.

4. The Distribution Agreement is hereby amended to add the following Paragraph “D” of Article “8”:

“D. The Manufacturer agrees to commit forty (40%) percent of the output from its two existing production lines (the “Output Guarantee”) for orders from the Distributor until such time as (i) all current orders from the Distributor are filled and (ii) the Manufacturer has set aside an inventory (the “Inventory”) of one million (1,000,000) units for the Distributor’s future orders (the “Maximum Inventory”); provided, however, that the Manufacturer’s obligation to commit the Output Guarantee to the Distributor is contingent upon (i) the Distributor paying for storage space sufficient to store the Maximum Inventory regardless of the actual size of the Inventory at any time and (ii) the Distributor making an advance payment of four ($4) dollars for any unit ordered or placed in inventory pursuant to Paragraph “A” of this Article “8” of this Agreement.”

5. Article “19” of the Distribution Agreement is hereby deleted, and replaced by the following:

“19. Inventions or Improvements by the Distributor. If, during the Term, the Distributor makes any improvements in the Product or the Technology or the mode of using them, including, but not limited to, technical or commercial improvements, becomes the owner of any such improvements either through Patents or otherwise, or obtains any rights, benefits or privileges with respect to the Product or the Technology, including, but not limited to, obtaining 510(k) marketing clearance and/or clearance for over-the-counter sales (OTC Clearance) from the Food and Drug Administration, then it shall and hereby does assign such improvements, rights, benefits or privileges to the Manufacturer (without cost to the Manufacturer) and shall give the Manufacturer full information with respect thereto, including, but not limited to, instructions with respect to their use. Notwithstanding the foregoing, during the Term, the Distributor shall be entitled to use any such improvements, rights, benefits or privileges in conjunction with all rights which are hereby granted to the Distributor with respect to the Technology. The Distributor shall also provide the Manufacturer with any and all test results arising from tests of any Product as soon as practicable after such results are available.”

6. Article “2” of the Definitive Agreement is hereby deleted, and replaced by the following:

“2. Loan. Simultaneously with the December 3, 2004 execution of this Agreement, Life Medical loaned to Scantek the sum of two hundred fifty thousand ($250,000) dollars (the “Loan”) pursuant to the terms of a promissory note in the form annexed hereto and made a part hereof as Exhibit “A” evidencing the Loan (the “Promissory Note”) which Scantek executed simultaneously with the December 3, 2004 execution of this Agreement. The Loan is hereby deemed satisfied, and all accrued and unpaid interest due on the Promissory Note are hereby waived. If the US Option is exercised by Life Medical on or prior to the date of expiration of the US Option pursuant to Article “4” of this Agreement, the principal amount of the Loan shall be applied towards the purchase price for the license pursuant to Article “4” of the Distribution Agreement. If the US Option is not exercised by Life Medical on or prior to the date of expiration of the US Option pursuant to Article “4” of this Agreement, the principal amount of the Loan shall be deemed to be a payment to Scantek in consideration of Life Medical receiving the US Option.”

7. Paragraph “D” of Article “4” of the Definitive Agreement is hereby deleted, and replaced by the following:

“D. If the US Option is exercised by Life Medical on or prior to the date of expiration of the US Option pursuant to this Article “4” of this Agreement, the two hundred thousand ($200,000) dollars set forth in Paragraph “A” of Article “3” of this Agreement shall be applied towards the purchase price for the license pursuant to Article “4” of the Distribution Agreement. If the US Option is not exercised by Life Medical on or prior to the date of expiration of the US Option pursuant to this Article “4” of this Agreement, the two hundred thousand ($200,000) dollars set forth in Paragraph “A” of Article “3” of this Agreement shall be deemed to be a payment to Scantek in consideration of Life Medical receiving the US Option.”

8. The Definitive Agreement is hereby amended to add the following Article “12”:

“12. Payments to Scantek from Life Medical’s Financings. Life Medical agrees that the funds which Life Medical receives from its financings commencing January 1, 2007 shall result in payments to Scantek as are required pursuant to Article “1” of this Amendment (“Payments from Financings”) regardless of whether the Distribution Agreement has been entered into by Scantek and Life Medical. If the US Option is exercised by Life Medical on or prior to the date of expiration of the US Option pursuant to Article “4” of this Agreement, the Payments from Financings shall be applied to the purchase price for the license pursuant to Paragraph “B” of Article “4” of the Distribution Agreement. If the US Option is not exercised by Life Medical on or prior to the date of expiration of the US Option pursuant to Article “4” of this Agreement, the Payments from Financings shall be deemed to be payments to Scantek in consideration of Life Medical receiving the US Option.”

9. The Distribution Agreement is hereby amended to include Canada on the same basis as the United States; provided, however, that Scantek shall have the right, in its sole and absolute discretion, to direct that Canada be excluded from the Distribution Agreement and added to the distribution territory of Gibraltar Global Marketing LLC in the Distribution Agreement dated as of the 7th day of March, 2007, by and between Scantek and Gibraltar Global Marketing LLC.

10. Except as modified by this Amendment, all of the terms and conditions of the Definitive Agreement and the Distribution Agreement shall remain in full force and effect.

Scantek Medical, Inc.

By:
Dr. Zsigmond L. Sagi, President

Life Medical Technologies, Inc.

By:
Steven Cantor, President & CEO